Exhibit 10.32

EMPLOYMENT AGREEMENT

by and among

ACADEMY MANAGING CO., L.L.C.

NEW ACADEMY HOLDING COMPANY, LLC

and

SAMUEL JOHNSON

Dated: April 17, 2017

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 17, 2017 (the “Effective Date”), is entered into by and among Samuel Johnson (the “Executive”), Academy Managing Co., L.L.C., a Texas limited liability company (the “Company”), and New Academy, Holding Company, LLC, a Delaware limited liability company (the “Parent”).

WHEREAS, the Company is the sole general partner of Academy, Ltd., a Texas limited partnership (“Academy”); and

WHEREAS, the Company desires to employ the Executive as Executive Vice President-Retail Operations of the Company and to encourage the attention and dedication to the Company Group (as such term is defined below) of the Executive as a member of the Company’s management pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive acknowledges that (i) the Executive’s employment with the Company will provide the Executive with trade secrets of, and confidential information concerning, the Company, the Parent and the entities controlled by, controlling or under common control with the Company or the Parent that conduct Academy’s business (such entities, together with Academy, the Company and the Parent, collectively, the “Company Group”), and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. Subject to earlier termination of Executive’s employment pursuant to Section 6 hereof, the period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on April 17, 2017 (the “Commencement Date”), and shall end on the first anniversary of the Effective Date; provided that the Employment Period shall be automatically extended for an additional year on each anniversary of the Effective Date unless written Notice of Termination (as defined in Section 7(a) hereof) is given, not later than thirty (30) days prior to the end of the Employment Period (including any extension of the Employment Period), by either the Company or the Executive to the other party that the Company or the Executive, as applicable, has elected not to extend the Employment Period for an additional year, such that, subject to the second proviso in Section 6(e), the Employment Period shall expire, and the Executive’s employment with the Company shall terminate, effective as of the last day of the then-current Employment Period.

2. Position and Duties.

(a) As of the Commencement Date, the Executive shall serve as Executive Vice President-Retail Operations of the Company, in which capacity the Executive shall perform the usual and customary duties of such office, which shall be those normally inherent in such capacities in companies of similar size and character as the Company Group. The Executive shall report to the President and Chief Executive Officer of the Company. The Executive shall, if requested, also serve as an officer or director of any member of the Company Group for no additional compensation. When reasonably requested by the President and Chief Executive Officer, the Executive shall also be required to perform the usual and customary duties of any executive with the title of Executive Vice President with companies of similar size and character as the Company Group, whether or not such duties are within the scope of the Executive’s duties on the Commencement Date.

(b) During the Employment Period, the Executive agrees to devote substantially the Executive’s full time, attention and energies to the Company Group’s business and agrees to faithfully and diligently endeavor to the best of the Executive’s ability to further the best interests of the Company Group. The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 9 hereof, this shall not be construed as preventing the Executive from investing the Executive’s own assets in such form or manner as will not require the Executive’s services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to the covenants of Section 9 hereof, the Executive may serve as a director of other companies. if such service is approved by the Parent’s Board of Managers or, if and when applicable, the equivalent ultimate governing authority of the Company Group (the “Board”), so long as such service is not detrimental to the Company Group, does not interfere with the Executive’s service to the Company Group, and does not present the Executive with a conflict of interest.

(c) The Executive agrees and acknowledges that, in connection with the Executive’s employment relationship with the Company, the Executive owes fiduciary duties to the Company Group and will act accordingly. In keeping with the Executive’s fiduciary duties to the Company Group, the Executive agrees that the Executive shall not, directly or indirectly, become involved in any conflict of interest or, upon discovery thereof, allow such a conflict of interest to continue. The Executive agrees that the Executive shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

(d) Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include, but are not limited to, the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company Group does business; (ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company Group’s interest; (iii) disclosure or other misuse of Confidential Information (as defined in Section 9(a) hereof); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products or services designed, manufactured or marketed by the Company Group; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company Group would be interested; (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company Group or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company Group; and (vii) if not otherwise listed in this provision, any other circumstances that would create a conflict of interest under the Company’s Ethics and Code of Conduct Policy and any successors thereto.

(e) Further, the Executive covenants, warrants and represents that the Executive shall:

(i) devote the Executive’s full and best efforts to the fulfillment of the Executive’s employment obligations hereunder;

(ii) exercise the highest degree of fiduciary loyalty and care and the highest standards of conduct in the performance of the Executive’s duties hereunder; and

(iii) endeavor to prevent any harm, in any way, to the business or reputation of the Company Group.

(f) For purposes of this Section 2, the determination of whether any matter or transaction constitutes a conflict of interest hereunder shall be made solely by the Board in its reasonable discretion; provided, that any matter or transaction that is permitted by or otherwise in compliance with the terms and conditions of all applicable ethics, conflict of interest or similar written policies of the Company Group in effect at the time of such determination shall not be a conflict of interest hereunder. The determination of whether any matter or transaction is permitted by or otherwise in compliance with the terms and conditions of such policies shall be made solely by the Board in its reasonable discretion.

3. Place of Performance. In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in Katy, Texas (the “Principal Place of Employment”). The Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to the extent reasonably necessary to fully perform the Executive’s duties and responsibilities hereunder.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay. or cause Academy to pay, the Executive an annual base salary (the “Base Salary”) in an amount that shall be established from time to time by the Board or a compensation committee thereof, payable in approximately equal installments in accordance with the Company Group’s customary payroll practices. The initial Base Salary for fiscal year 2017 shall be $425.000.00. The Board or a compensation committee thereof shall review the Base Salary at least once annually during the Employment Period. The Base Salary may, at the discretion of the Board or a compensation committee thereof he increased but not decreased during the Employment Period.

(b) Annual Bonuses. Effective commencing with the Company’s 2017 fiscal year, the Executive shall he eligible to participate in an annual cash bonus plan maintained by the Company or Academy, as applicable (the “Annual Incentive Plan”), during the Employment Period. Except as expressly provided otherwise in this Section 4(b), the annual bonus opportunity afforded the Executive pursuant to this Section 4(b) (the “Annual Bonus”) may vary from year to year and any Annual Bonus earned thereunder shall be paid at a time and in a manner consistent with the Company’s or Academy’s, as applicable, customary practices. Effective commencing with the Company’s 2017 fiscal year, the Annual Bonus for each fiscal year will be determined in accordance with the Annual Incentive Plan established for such fiscal year, which will afford the Executive an opportunity to earn an annual bonus amount targeted at one hundred percent (100%)

of the Base Salary in effect for such fiscal year (the “Target Bonus Opportunity”), with the actual Annual Bonus payable, if any. being determined based on the achievement of such pre-established performance targets for such fiscal year, with any Annual Bonus earned thereunder to be paid in the immediately following fiscal year in accordance with the Annual Incentive Plan. The establishment of performance targets and the determination of the achievement of those targets will in all cases be subject to the determination of the Board or a compensation committee thereof The Annual Bonus is not an accrued right under this Agreement. Except as specifically provided in Section 8 hereof the Executive shall not be entitled to a pro rata Annual Bonus upon a termination of employment for any reason.

(c) Expenses. The Company shall (or shall cause Academy to) reimburse the Executive for all reasonable business, entertainment and travel expenses incurred during the Employment Period by the Executive in performing services hereunder, including all travel expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred, accounted for, and reimbursed in accordance with the Company’s expense reimbursement policy.

(d) Relocation. In connection with the Executive’s relocation of the Executive’s primary residence from its current location to the Houston, Texas area, the Company shall provide, or cause Academy to provide, the Executive with the relocation benefits set forth on Appendix A hereto, subject to the Company’s receipt of adequate documentation for expenses incurred, as applicable; provided, that if the Executive’s employment is terminated either by the Company for Cause or by the Executive without Good Reason, in either case, prior to the first anniversary of the Commencement Date, the Executive shall repay to the Company or Academy (or, if elected by the Company or Academy and to the extent permitted under applicable law, the amount of any compensation or benefits payable to the Executive under this Agreement shall be offset by) a prorated portion of the aggregate gross amount paid by the Company or Academy, as applicable, in providing such relocation benefits, calculated based on the number of whole months remaining in such twelve (12)-month period from the Date of Termination (as such term is defined in Section 7(b) hereof), as soon as practicable following such Date of Termination.

(e) Sign-On Bonus. The Company will pay the Executive a sign-on bonus in the total gross amount of $100,000.00, less all applicable withholdings (the “Sign-On Bonus”) no later than thirty days (30) after the Commencement Date. If the Executive’s employment is terminated either by the Company for Cause or by the Executive without Good Reason, in either case, before the Executive completes one (1) year of employment (the “Sign-On Bonus Period”), the Executive shall be required to repay to the Company as soon as practicable following such Date of Termination (as such term is defined herein), a pro-rated portion of the gross amount of the Sign-On Bonus paid by the Company, calculated based on the number of whole months remaining in such twelve (12) month period from the Date of Termination.

(f) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and programs and fringe benefits and perquisites arrangements made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. The Company shall have the right to change, amend or discontinue any benefit plan, program, or arrangement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(g) Vacation. During the Employment Period, the Executive shall be entitled to paid vacations and holidays in accordance with the Company’s vacation and holiday policies in effect from time to time for the Company’s senior executive officers, but in no event shall the Executive be entitled to less than two hundred (200) paid hours of vacation during each fiscal year (prorated for 2017 from the Commencement Date).

(h) Investment Opportunity. At a time determined by the Board (and subject to the Executive’s continued employment at such time), the Executive will be permitted to indirectly invest in the equity of the Parent, through the purchase of Class B Units of Allstar Managers LLC, a Delaware limited liability company (“Allstar Managers”) and member of the Parent, in an amount having an aggregate value to be determined by the Board and the Executive, based on a purchase price per unit equal to the then-current fair market value per Class B Unit of Allstar Managers, as determined by the Board.

(i) Initial Equity Grants. On the same date in the second quarter of the Company’s 2017 fiscal year on which options are first granted to other senior executives of the Company (and subject to the Executive’s continued employment on such grant date) (the “Option Grant Date”), the Executive will be granted a number of options to acquire Membership Units of the Parent (the “Options”) pursuant and subject to the New Academy Holding Company, LLC 2011 Unit Incentive Plan, as may be amended from time to time, and the terms and conditions of the form of an Option Award Agreement to be provided by the Company, which Options shall have a grant date fair value equal to $450,000.00. Sixty-six and two-thirds percent (66 2/3%) of the Options will be service-based and vest ratably over a period of four years from the Option Grant Date based solely on the Executive’s continued employment, in accordance with the terms of such Option Award Agreement. Thirty-three and one-third percent (33 1⁄3%) of the Options will be performance-and service-based and vest ratably over a period of four years from the Option Grant Date (generally) based on the Parent’s achievement of the performance goal established by the Compensation Committee of the Board for the first year only and thereafter, if the first-year performance goal was achieved, based solely on the Executive’s continued employment, in accordance with the terms of such Option Award Agreement. The Executive’s eligibility for equity awards in future fiscal years will be determined by the Board in its sole discretion.

5. Indemnification; Insurance. The Company shall indemnify, defend and hold harmless the Executive to the fullest extent permitted by the laws of the Company’s state of organization in effect at that time, or regulations of the Company, whichever affords the greater protection to the Executive, for all losses, liabilities, payments or expenses incurred or damages paid or payable by the Executive for bona fide claims against the Executive or the Company Group (including settlement amounts), where such claims are based upon the actions or failures to act by the Executive in the Executive’s capacity as a service provider to the Company Group. The Executive will be entitled to coverage under any insurance policies the Company Group may elect to maintain generally for the benefit of its officers, directors and managers against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or manager of any member of the Company Group.

6. Termination. The Employment Period shall end and this Agreement shall terminate in the event of a termination of the Executive’s employment in accordance with any of the provisions of this Section 6 and Section 7, as applicable, on the Date of Termination.

(a) Death. The Executive’s employment hereunder and this Agreement shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment and this Agreement as a result of the Executive’s Disability, provided, that the Company allows the Executive thirty (30) days following Notice of Termination to return to the performance of the essential functions of the Executive’s position, with or without reasonable accommodation. For purposes of this Agreement, “Disability” means a physical or mental illness, incapacity or disability which has prevented the Executive from substantially performing the Executive’s material duties for a period of one hundred eighty (180) consecutive days. During any such period that, as a result of such illness, incapacity or disability, the Executive fails to perform the essential function of the Executive’s position, with or without reasonable accommodation (the “Disability Period”), the Executive shall continue to receive the Executive’s Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced, to the extent permitted by Section 409A (as defined in Section 10 below), by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

(c) Cause. The Company may terminate the Executive’s employment hereunder and this Agreement for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i) the Executive has committed gross negligence or willful misconduct, an act of fraud, embezzlement, theft or other criminal act in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(ii) the Executive has committed an act leading to a conviction of a felony or a misdemeanor involving moral turpitude;

(iii) the Executive has committed a material breach of any provision of this Agreement; or

(iv) the failure by the Executive to perform any and all covenants contained in (A) Section 2 hereof for any reason other than the Executive’s death, Disability or following the Executive’s delivery of a Notice of Termination for Good Reason and (B) Section 9 hereof;

provided, that, if reasonably capable of being cured, the Executive shall have thirty (30) days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (iii) or (iv) above to remedy any such occurrence otherwise constituting Cause under such clause (iii) or (iv). The determination of whether there has been “Cause” for purposes of this Agreement shall be determined by the Board or any committee thereof in its sole discretion.

(d) Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason. “Good Reason” for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following that constitutes a material negative change to the Executive in the service relationship:

(i) a material diminution of Executive’s position, authority, duties or other responsibilities from Executive’s position, authority, duties or other responsibilities as contemplated by Section 2 hereof;

(ii) a reduction in the Base Salary and Target Bonus Opportunity, in the aggregate, from the Base Salary and Target Bonus Opportunity, in the aggregate, as set the Board from time to time following the Effective Date;

(iii) the relocation of the principal place of employment to a location more than fifty (50) miles from the Principal Place of Employment, if a move to such other location materially increases the Executive’s commute; or

(iv) a material breach by the Company or the Parent of any applicable provision of this Agreement;

provided, in any case, that the Company shall have thirty (30) days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason. Notwithstanding any provision of this Agreement to the contrary, the Executive shall not be treated as having terminated the Executive’s employment for a Good Reason event if the Executive incurs a Separation From Service (as defined in Section 10(b) hereof) more than six (6) months following the initial existence of the particular Good Reason condition or if the Executive has not given the Company written notice of the Good Reason condition within ninety (90) days after the initial existence of the Good Reason condition or if the Executive waives in writing the Executive’s right to claim Good Reason as a result of the event.

(e) Without Cause or Good Reason. Either party hereto may terminate the employment of the Executive and this Agreement at any time, without Cause in the case of the Company and without Good Reason in the case of the Executive, by giving the other party prior written Notice of Termination in accordance with Section 7 hereof; provided, that the Executive shall be required to deliver such written notice to the Board at least thirty (30) days’ prior to the Date of Termination if the Executive intends to terminate the Executive’s employment without Good Reason; and provided, further, that, notwithstanding anything in this Agreement to the contrary, in the event Executive elects not to extend the Employment Period pursuant to Section 1, such nonrenewal shall be deemed a termination by Executive of the Executive’s employment with the Company without Good Reason effective as of the last day of the then current Employment Period, which shall constitute the Date of Termination for purposes of this Agreement, and provided, further, that, notwithstanding anything in this Agreement to the contrary, in the event the Company elects not to extend the Employment Period pursuant to Section 1, such nonrenewal shall be deemed a termination by the Company of the Executive’s employment with the Company without Cause effective as of the last day of the then current Employment Period, which shall constitute the Date of Termination for purposes of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and, except in the case of termination pursuant to Section 6(e) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (including, in the case of any Notice of Termination for Good Reason, a specific description of the event that the Executive believes constitutes an event of Good Reason).

(b) Date of Termination. “Date of Termination” shall mean the effective date of termination of the Executive’s employment for any reason, which shall be (i) if the Executive’s employment is terminated pursuant to Section 6(a) hereof, the date of the Executive’s death, or (ii) if the Executive’s employment is terminated pursuant to Section 6(b) hereof, the later of (A) the date that is thirty (30) days after the Notice of Termination is given and (B) the date that is the end of the one-hundred eighty (180) day period referenced in Section 6(b) hereof; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such period, or (iii) if the Executive’s employment is terminated pursuant to Section 6(c) hereof, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 12 hereof, or (iv) if the Executive’s employment is terminated pursuant to Section 6(d) hereof, the date on which a Notice of Termination is given or any later date (within thirty (30) days of the date of such Notice of Termination) set forth in such Notice of Termination, or (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, that if the Executive’s employment is terminated by the Executive without Good Reason, such date shall be at least thirty (30) days following the date on which Notice of Termination is given (unless the Company accepts the Executive’s resignation prior to the expiration of such 30-day notice period). The Company may also place the Executive on “garden leave” for all or any portion of such notice period.

8. Compensation Upon Termination or During Disability.

(a) Accrued Salary, Prior Year Bonus and Accrued Obligation Defined. For purposes of this Agreement, “Accrued Salary” means a lump sum amount in cash equal to the sum of the Base Salary accrued but not paid through the Date of Termination for periods through but not following the Date of Termination, and any accrued vacation pay, in each case to the extent not theretofore paid. For purposes of this Agreement, “Prior Year Bonus” means any bonus earned by the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs but not paid as of the Date of Termination. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company or Academy, as applicable, to the Executive (or the Executive’s designated beneficiary or legal representative, as applicable), when due, of all benefits to which the Executive is entitled under the terms of the employee benefit plans and programs in which the Executive is a participant as of the Date of Termination, including, without limitation, the vesting of any equity incentive awards in accordance with the terms of the plans and award agreements evidencing such awards, any rights of the Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy and any right to indemnification under applicable corporate law, this Agreement, the governing documents of the Company Group or any benefit plan of any member of the Company Group or otherwise.

(b) Disability; Death. Following the termination of the Executive’s employment pursuant to Section 6(a) or Section 6(b) hereof, the Company shall pay, or cause Academy to pay, to the Executive (or the Executive’s designated beneficiary or legal representative, if applicable):

(i) the Accrued Salary within thirty (30) days after the Date of Termination;

(ii) the Prior Year Bonus, if any is due, at the same time in the year of termination as such payment would be made if the Executive had otherwise continued to be employed by the Company;

(iii) the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements; and

(iv) if such termination occurs after the Company’s 2017 fiscal year, a pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs in an amount equal to the product of (x) the Annual Bonus that the Executive would otherwise have been entitled to receive if the Executive had remained employed on the date on which such Annual Bonus is paid (but with the amount of the Annual Bonus payable calculated based solely on the level of achievement of the applicable financial performance metrics for such fiscal year and not on any personal performance goals) and (y) a fraction, the numerator of which is equal to the number of days between and including the first day of the fiscal year of the Company in which the Date of Termination occurs and the Date of Termination, and the denominator of which is equal to 365, payable in a lump sum payment on the date on which annual bonuses are paid to the Company’s other senior executive officers with respect to such fiscal year.

(c) By the Company for Cause or by the Executive Without Good Reason. If during the Employment Period the Executive’s employment is terminated by the Company for Cause pursuant to Section 6(c) hereof or by the Executive without Good Reason pursuant to Section 6(e) hereof, the Company shall pay, or cause Academy to pay, to the Executive the Accrued Salary within thirty (30) days following the Date of Termination and the Prior Year Bonus, if any is due, at the same time in the year of termination as such payment would be made if the Executive had otherwise continued to be employed by the Company. Following such payments, the Company Group shall have no further obligations, including under the Annual Incentive Plan, to the Executive other than as may be required by law or with respect to any Accrued Obligation under the terms of an employee benefit plan of the Company Group. The Company shall pay, or cause Academy to pay, the Executive the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(d) By the Company Without Cause or by the Executive for Good Reason. If during the Employment Period ‘the Executive’s employment is terminated by the Company without Cause (including as a result of the Company’s non-extension of the Employment Period pursuant to Section 1), other than as a result of the Executive’s death or Disability, or if the Executive terminates the Executive’s employment for Good Reason, then:

(i) Within thirty (30) days after the Date of Termination the Company shall pay, or cause Academy to pay, the Executive the Accrued Salary;

(ii) The Company shall pay, or cause Academy to pay, the Executive the Prior Year Bonus, if any is due, at the same time in the year of termination as such payment would be made if the Executive continued to be employed by the Company;

(iii) The Company shall pay, or cause Academy to pay, to the Executive a cash severance payment in an amount equal to the product of (x) two (2) multiplied by (y) the sum of (A) the Base Salary and (B) the average Annual Bonus paid to (or earned by, to the extent not yet paid as of the Date of Termination) the Executive under the Annual Incentive Plan for the two fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs (or (I) if the Date of Termination occurs during the Company’s 2018 fiscal year, then the Annual Bonus paid to (or earned by, to the extent not yet paid as of the Date of Termination) the Executive for the Company’s 2017 fiscal year. or (II) if the Date of Termination occurs during the Company’s 2017 fiscal year, then the Target Bonus Opportunity). The Company shall make such payment in equal installments ratably over twenty-four (24) months following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the date on which the Release (as defined in Section 8(1) below) becomes irrevocable (the “Release Effective Date”); provided, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to the Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of the Executive’s death;

(iv) The Company shall pay, or cause Academy to pay, to the Executive an amount equal to the product of (x) the Annual Bonus earned by the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs, multiplied by (y) a fraction. the numerator of which is equal to the number of days between and including the first day of the fiscal year of the Company in which the Date of Termination occurs and the Date of Termination, and the denominator of which is equal to 365. Such payment is in lieu of the Annual Bonus that would have otherwise been due to the Executive under the Annual Incentive Plan for the performance period in which the Date of Termination occurs. The Company shall make such payment in equal installments ratably over twelve (12) months following the Date of Termination in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the Release Effective Date: provided, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to the Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of the Executive’s death;

(v) During the Severance Period the Company shall (or shall cause Academy to) arrange to provide the Executive and the Executive’s covered dependents medical insurance benefits, contingent on the Executive electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), no less favorable than those provided to active senior executives of the Company and their dependents at a price equal to the COBRA rate while eligible for COBRA and thereafter at the cost of coverage (which shall be deemed to be the COBRA cost unless otherwise defined by the U.S. Treasury), and the Company shall pay, or cause Academy to pay, to the Executive each month during the Severance Period an amount equal to the excess, if any, of the monthly premium under the Company’s benefit plans under which such medical insurance benefits are provided, as in effect from time to time, over the amount of the Executive’s portion of such premiums as if the Executive was an active employee, which payment shall be paid in advance on the first payroll day of each month during the such Severance Period, commencing with the month immediately following the Date of Termination; provided, that the first such payment shall be made on the Release Effective Date. Notwithstanding the foregoing, the payments provided under this clause (v) shall cease at such time as the Executive commences to receive such benefits from a subsequent employer of the Executive during the Severance Period (and the Executive shall have the obligation to notify the Company that the Executive is receiving such benefits from a subsequent employer);

(vi) The Company shall, pay, or cause Academy to pay, the Executive an amount equivalent to the product of (x) the monthly basic life insurance premium applicable to the Executive’s basic life insurance coverage immediately prior to the Date of Termination and (y) the number of full and fractional calendar months of the Severance Period. The Company shall make such payment in a lump sum in cash on the first payroll date following the Release Effective Date. If applicable, the Executive may, at the Executive’s option, convert the Executive’s basic life insurance coverage to an individual policy after the Date of Termination by completing the forms required by the Company for this purpose, and the Company will reasonably cooperate in order to assist the Executive with such conversion; and

(vii) The Company shall pay, or cause Academy to pay, the Executive the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(e) No Right to Specify Year of Payment. The Executive shall have no right to specify the year in which any payment made under this Section 8 shall be made.

(f) No Duty to Mitigate; Release. The Company agrees that, if the Executive’s employment with the Company terminates for any reason during the Employment Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 8. Further, except to the extent set forth in Sections 4(b), 4(g), 8(d)(v) and 9(e) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company or Academy. Notwithstanding anything to the contrary contained herein, payments to the Executive under this Section 8 (other than the Accrued Salary, Prior Year Bonus, if any, and Accrued Obligations) are contingent upon

(A) the Executive’s continued compliance with the provisions of Section 9 hereof and (B) the Executive’s execution and delivery, without revocation, of a fully effective release in the form of Exhibit A attached hereto (the “Release”), which Release must be executed (and not revoked) by the Executive on or prior to the sixtieth (60th) day following the Date of Termination (such sixty-day period, the “Release Period”). Notwithstanding the foregoing, to the extent required to comply with Section 409A, if the Release Period straddles the ending and beginning of two (2) consecutive calendar years, then the first installment of any installment payments of severance payable to the Executive under this Section 8 shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year.

9. Restrictive Covenants.

(a) Confidential Information. The Company agrees to provide the Executive certain trade secrets, confidential information and knowledge or data relating to the Company Group and its businesses during the Employment Period. The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all trade secrets, confidential information, and knowledge or data relating to the Company Group and its businesses, which shall have been obtained by the Executive during the Executive’s employment by any member of the Company Group (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:

(i) is already in the Executive’s possession; provided, that the information is not known by the Executive to be subject to another confidentiality agreement with, or otherwise subject to an obligation of secrecy to, any member of the Company Group,

(ii) becomes generally available to the public other than as a result of acts by the Executive or representatives of the Executive in violation of this Agreement, or

(iii) becomes available to the Executive on a non-confidential basis from a source other than the Company Group or any of its directors, managers, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or otherwise bound by an obligation of secrecy to, any member of the Company Group.

The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, other than in the good faith performance of the Executive’s duties, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company Group and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a).

The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of the Executive’s employment hereunder for any reason. Notwithstanding anything herein to the contrary, the Company hereby acknowledges and agrees that the Executive may retain, as the Executive’s own property, copies of the Executive’s individual personnel documents, such as payroll and tax records and similar personal records as well as the Executive’s rolodex and the Executive’s address book, whether electronic or in hard copy.

Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that in each case such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is the Executive authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product or the Company Group’s trade secrets without prior written consent of the Company’s CEO & President.

(b) Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group resources or as the result of any work performed by the Executive for the Company Group (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby unconditionally and irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, title, interest and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. In addition to, and without limitation of the foregoing, the Executive acknowledges and agrees that all of the Executive’s contributions to works of authorship within the scope of the Executive’s employment shall be regarded as “Work Made for Hire” (as that term is used in the United States Copyright Act, 17 U.S.C. § 101) by the Executive for the Company.

To the extent that the Works contain any inventions, developments, concepts, improvements, designs, discoveries, ideas, data, documentation, information, materials, programs, systems, techniques, trademarks, domain names, or works of authorship created by the Executive before the Executive was employed by the Company (the “Preexisting Works”), the Executive hereby grants the Company an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to use, practice, copy, distribute, publish, perform, display, modify, create derivative works of, and otherwise utilize the Preexisting Works for any purpose whatsoever.

The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) necessary to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document necessary for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any necessary documents and to do all other lawfully permitted acts in connection with the foregoing.

In the event that any of the foregoing provisions with respect to the Works are deemed invalid or ineffective to vest ownership of the Works with the Company, the Executive hereby grants the Company an irrevocable, perpetual, worldwide, royalty-free license to use, practice, copy, distribute, publish, perform, display, modify, create derivative works of, and otherwise utilize the Works for any purpose whatsoever.

The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(c) Non-Competition. In consideration of the payments, benefits and other obligations of the Company to the Executive pursuant to this Agreement, including, without limitation, the Company’s obligation to provide the Executive with Confidential Information pursuant to Section 9(a) hereof, and in order to protect such Confidential Information and preserve the goodwill of the Company Group, the Executive hereby covenants and agrees that, during the Employment Period and for a period of two (2) years following the Date of Termination (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, for the Executive or for others, as an owner, investor, partner, shareholder, agent, representative, employee, officer, director, consultant, contractor, lender or otherwise (except for owning an investment interest of less than two percent (2%) in a publicly-traded company), participate in any business engaged primarily in the retail sale of sporting goods and outdoor products, including but not limited to the following companies and any of their successors, affiliates, or subsidiaries: Dick’s Sporting Goods, Inc.; Cabela’s Inc.; The Sports Authority, Inc.; Bass Pro Shops, Inc.; Gander Mountain Company; and Hibbett Sports, Inc. This restriction does not include (i) multipurpose retailers, such as Wal-Mart Stores, Inc. and Target Corp., where the sale of sporting goods and outdoor products by such retailer is less than 50% of such retailer’s total sales; and (ii) any business engaged primarily in the retail sale of sporting goods and outdoor products with total sales from all sources (including retail stores, on-line, subsidiaries and affiliates) of less than $250 million annually.

(d) Non-Solicitation; No-Hire. In further consideration of the payments, benefits and other obligations of the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Employment Period and the Restricted Period, the Executive will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) Solicit on the Executive’s own behalf or on behalf of another person or entity, the employment or services of any person who was known to be employed, in a salaried position, by or was a known substantially full-time consultant or substantially full-time independent contractor to any member of the Company Group upon the Date of Termination, or within six (6) months prior thereto;

(ii) Hire any person who was employed by the Company Group in a salaried position at any time during the six (6) month period immediately prior to the Date of Termination; or

(iii) Call on, solicit or service any customer, vendor, supplier, licensee, licensor or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or otherwise knowingly interfere in any material respect with the business of any member of the Company Group (other than consumers) or the relationship with any such customer, vendor, supplier, licensee, licensor or other business relation of the Company Group that existed prior to the Date of Termination.

Notwithstanding the foregoing, the restrictions in this Section 9(d) shall not apply with regard to general solicitations of the Executive that are not specifically directed to employees, consultants or independent contractors of any member of the Company Group.

(e) Enforcement. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company Group’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due pursuant to Section 8 hereof (other than the Accrued Salary, Prior Year Bonus, if any, and Accrued Obligations), in the event that the Executive has violated any provision of Section 9. In the event that any court determines that any restriction in this Agreement constitutes an unreasonable restriction against the Executive, the Executive and the Company agree that the provisions of this Agreement shall not be rendered void hut shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a), (b) or (c) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

10. Section 409A.

(a) Compliance With 409A. The parties hereby agree that the provisions of this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, the Company shall, after consulting with the Executive, reform such provision to comply with or avoid application of Section 409A; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

(b) Six-month Wait for Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a Specified Employee and the Company is a public company, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code (as defined below), such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation From Service or (ii) the date of the Executive’s death (such relevant period, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay, or shall cause Academy to pay, the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to those terms in Section 409A, the term “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.

Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of Sections 1 and 8 hereof and any other provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation From Service.

(f) Payment Period for Reimbursements, In-Kind Benefits and Tax Gross-Up Payments. All reimbursements for costs and expenses pursuant this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(g) Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Installments as Separate Payment. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

10. Successors: Binding Agreement.

(a) Company’s Successors. The Company and the Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Company Group, as applicable, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company and the Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive terminated the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Section 11(a), the term “Company” shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Company and/or the Company Group as aforesaid (including but not limited to an acquirer of such business and/or assets) that executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live or any amount is payable under this Agreement as a result of the Executive’s death, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the last address shown on records of the Company;

If to the Company or the Parent:

Academy Managing Co., L.L.C.

1800 North Mason Road

Katy, Texas 77449

Attention: CEO & President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or a compensation committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13. Dispute Resolution.

(a) THE PARTIES AGREE TO SUBMIT ALL DISPUTES AND/OR ACTIONS REGARDING THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS IN HARRIS COUNTY, TEXAS. EACH OF THE PARTIES WAIVES ANY RIGHTS TO A TRIAL BY JURY.

(b) EXCEPT WHERE INJUNCTIVE OR OTHER EMERGENCY RELIEF IS SOUGHT, THE PARTIES AGREE THAT, AS A CONDITION PRECEDENT TO ANY ACTION REGARDING DISPUTES ARISING UNDER THIS AGREEMENT, SUCH DISPUTES SHALL FIRST BE SUBMITTED TO MEDIATION BEFORE A PROFESSIONAL MEDIATOR SELECTED BY THE PARTIES, AT A MUTUALLY AGREED TIME AND PLACE, AND WITH THE MEDIATOR’S FEES SPLIT EQUALLY BETWEEN THE PARTIES.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall he governed by the laws of the State of Texas without regard to its conflicts of law principles.

15. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 5, 8, 9, 10, 11, 12 and 14 hereof shall survive the expiration of the Employment Period and the termination of this Agreement. The compensation and benefits payable to the Executive or the Executive’s beneficiary under Section 8 of this Agreement shall be in lieu of any other severance benefits, if any, to which the Executive may otherwise be entitled upon the Executive’s termination of employment under any severance plan, program, policy or arrangement of the Company; provided, that such compensation and benefits shall not be in lieu of any compensation and benefits provided under any change of control agreement or other agreement providing any retention, incentive, or other similar bonus to the Executive, including if such retention, incentive, or other similar bonus becomes payable upon or in connection with the Executive’s termination of employment or resignation.

16. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Employment Period. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

17. Entire Agreement; Effectiveness of Agreement. This Agreement, including Appendix A and Appendix B attached hereto, sets forth the entire agreement of the parties hereto in respect of the Executive’s employment with the Company (and any termination thereof) and all other subject matter contained herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

18. Withholding. The Company or Academy, as applicable, may withhold from any payments or benefits made or provided pursuant to this Agreement all federal, state, local, foreign and other taxes as may be required to be withheld under applicable law and all other employee deductions made with respect to employees or other senior executive officers of the Company or Academy generally, as applicable.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Fees. The Company agrees to reimburse Executive for the reasonable attorneys’ fees incurred by Executive in connection with the negotiation and execution of this Agreement and any amendment or restatement of this Agreement, in an amount not to exceed $10,000.

(Signatures on next page.)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

ACADEMY MANAGING CO., L.L.C.

By:	/s/ James Kevin (J.K.) Symancyk
Name: James Kevin (J.K.) Symancyk
Title: President and Chief Executive Officer

NEW ACADEMY HOLDING COMPANY, LLC

By:	/s/ James Kevin (J.K.) Symancyk
Name: James Kevin (J.K.) Symancyk
Title: President and Chief Executive Officer

EXECUTIVE

By:	/s/ Samuel Johnson
Name: Samuel Johnson

Signat ure page to Employment Agreement

APPENDIX A

FORM OF RELEASE

Capitalized terms used but not defined in this Release (this “Release”) shall have the same meanings as such terms are defined in the Separation and Release Agreement by and between Academy Managing Co., L.L.C. and Samuel Johnson, dated [INSERT DATE] (the “Separation and Release Agreement”).

1. Waiver, Release, and Discharge of all Claims.

(a) In consideration for the Separation Consideration from Academy, the undersigned Executive (“Executive”) hereby irrevocably and unconditionally waives, releases, acquits and forever discharges Academy, its parent, subsidiary, predecessor, successor and affiliated companies, in such capacities and their respective directors, managers, officers, employees, representatives, agents and equity holders (collectively, the “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, fixed or contingent, which Executive may have or claim to have against any of the Releasees as a result of Executive’s employment and/or termination from employment and/or as a result of any other matter, in any way arising on or before the date of Executive’s signing of this Release, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, verbal or written, quantum meruit, any covenant of good faith and fair dealing, express or implied, or any tort or claim for personal injury or invasion of privacy, any claims regarding the enforceability of the restrictive covenants or the resulting effects of any Restrictive Covenant Violations, or any legal restrictions on Academy’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance under which the Executive has any claim against any of the Releasees, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended, Chapters 21, 61, and 451 of the Texas Labor Code, the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act, the Occupational Safety & Health Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act, and the Sarbanes Oxley Act of 2002, claims for workers’ compensation, wages or any other compensation other than any pending workers’ compensation benefits claims, or claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act (other than any claims for vested benefits). In addition, to the extent permitted by law, the Executive waives all rights and benefits afforded by any laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in Executive’s favor at the time of executing the release which, if known by Executive’s, must have materially affected the Executive’s settlement with the other person.

Appendix A-1

(b) The exceptions to the foregoing release are (i) claims and rights that may first arise after the date of Executive’s signing of this Release, (ii) any rights specified in the Separation and Release Agreement and the Management Equity Agreements, as modified by the Separation and Release Agreement and Appendix A to the Separation and Release Agreement, (iii) any existing right to indemnification under applicable laws, plans, organizational documents, or agreements (which is hereby ratified and confirmed), (iv) any rights of Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy of Academy or its parent entities or Affiliates, and (v) any claims, rights or obligations of Executive under applicable law which cannot be waived or released pursuant to an agreement as a matter of law.

(c) Executive represents and warrants that Executive has not previously filed, and to the maximum extent permitted by law, agrees not to file, a claim against any Releasee regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, Executive has filed or files such a claim, Executive agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed. Executive has not previously assigned or transferred any such claim, agrees not to file a lawsuit asserting any such released claims, and Executive agrees not to accept any monetary (money) damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity against any of the Releasees.

2. Waiver, Release, and Discharge of Age Discrimination Claims. In addition to Executive’s waiver, release and discharge of all claims, Executive acknowledges the following:

(a) This Release is written in a manner understood by Executive and that Executive in fact understands the terms, conditions, and effect of this Release.

(b) The release by Executive in this Release refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act.

(c) Executive does not waive rights or claims that may arise after the date Executive signs this Release.

(d) Executive waives rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled.

(e) Executive is advised in writing to consult with an attorney prior to executing this Release, and Executive has done so to the extent Executive so desired.

(f) Executive fully understands all of the terms of this Release and knowingly and voluntarily enters into this Release, including Executive’s waiver, release, and discharge of age discrimination claims.

Appendix A-2

(g) Academy has delivered this Release to Executive to consider on [DATE], (the “Delivery Date”). Executive has had more than twenty-one (21) days following the Delivery Date in which to consider this Release before executing it.

(h) Executive must execute and return this Release to Academy on or within five (5) days after the Termination Date. If Executive does not execute and return this Release to Academy on or within five (5) days after the Termination Date, this Release shall be considered rejected and Academy shall not be obligated to deliver any portion of the Separation Consideration to Executive.

(i) Executive has seven (7) days following Executive’s signing of this Release to revoke the waiver of any age discrimination claims and Section 2 of this Release or Executive’s representations made in Section 2 of this Release (the “Revocation Period”). If Executive decides to revoke this waiver of age discrimination claims and representations made under Section 2 of this Release, Executive must send written notice of revocation to Academy within the Revocation Period and this Release shall be deemed revoked by Executive and Academy shall not be obligated to deliver any portion of the Separation Consideration to Executive.

3. Administrative Complaint. Nothing in this Release shall prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release. or making a disclosure or report of possible unlawful activity with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”), or the Securities and Exchange Commission (“SEC”) or comparable federal, state or local agency, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency, or other actions protected as whistleblower activity under applicable law. Further, a disclosure of trade secrets is not a prohibited disclosure if made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Release does not impose any condition precedent (such as prior disclosure to Academy), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any EEOC, NLRB, SEC, or comparable federal, state or local agency claim or investigation or proceeding conducted by any such administrative agency. Executive understands and recognizes that if a charge is filed by Executive or on Executive’s behalf with an administrative agency other than the SEC, or if Executive participates in any investigation or proceeding with any such agency. Executive will not be entitled to any damages or payment of any money relating to any event which occurred prior to Executive’s execution of this Release.

(Remainder of page intentionally blank. Signature page follows.)

Appendix A-3

AGREED AND ACCEPTED, on this _____ day of ______________, ____.

EXECUTIVE

By:
Name:	Samuel Johnson

Appendix A-4

Appendix B

Relocation Benefits

The Company shall provide, or cause Academy to provide, the Executive with the following relocation benefits pursuant to the terms and conditions set forth in Section 4(d) of the Employment Agreement:

1.	A relocation allowance of $75,000 (gross), payable no later than the Company’s first regular payroll date following the Commencement Date;

2.

Reimbursement by the Company for reasonable travel and lodging expenses incurred for one (1), three-day, two-night house-hunting trip to the Houston area for the Executive and a guest, to be reserved by the Company’s relocation department.

3.	Company-paid temporary housing for up to 90 days, as needed, including per diem;

4.	Company-paid professional moving service by an Academy designated move partner (including coverage for all standard household goods, two (2) vehicles and packing and unpacking);

5.	Storage of standard household goods for the duration of, the period of temporary housing used (if needed)

6.

Reimbursement by the Company for reasonable travel and lodging expenses incurred for one (1), two-day, one-night house-sale closing trip for former residence, for the Executive only, to be reserved by the Company’s relocation department.

7.

Payment by the Company of 6% of the sales price of the Executive’s existing primary residence for realtor fees and up to $3,500 in customary closing costs for the sale of the Executive’s existing primary residence;

8.	One (1) full family one-way final trip from Carmel, Indiana to Houston Texas;

9.	Up to five (5) days off with pay for relocation related needs (up to 8 hours per day).